UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): December 1, 2015
Facebook, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-35551	20-1665019

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

1601 Willow Road
Menlo Park, California	94025

(Address of Principal Executive Offices)	(Zip Code)

(650) 543-4800
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On December 1, 2015, our Founder, Chairman and CEO, Mark Zuckerberg, announced that, during his lifetime, he will gift or otherwise direct substantially all of his shares of Facebook stock, or the net after-tax proceeds from sales of such shares, to further the mission of advancing human potential and promoting equality by means of philanthropic, public advocacy, and other activities for the public good. For this purpose, Mr. Zuckerberg has established a new entity, the Chan Zuckerberg Initiative, LLC, and he will control the voting and disposition of any shares held by such entity. He has informed us that he plans to sell or gift no more than $1 billion of Facebook stock each year for the next three years and that he intends to retain his majority voting position in our stock for the foreseeable future. Any sale of shares by Mr. Zuckerberg will be conducted pursuant to a trading plan established pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Sales and gifts of shares by Mr. Zuckerberg will be disclosed publicly in accordance with the rules established by the U.S. Securities and Exchange Commission under Section 16 of the Exchange Act. As of the date of this filing, Mr. Zuckerberg beneficially owns approximately 4 million shares of Class A common stock and approximately 419 million shares of Class B common stock.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FACEBOOK, INC.

Date: December 1, 2015	By:	/s/ Colin S. Stretch

Name: Colin S. Stretch
Title: Vice President, General Counsel, and Secretary